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                       [LETTERHEAD OF DELOITTE & TOUCHE]

                                                                    Exhibit 23.3

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 4 to Registration Statement No. 333-100581 of Republic Engineered Products LLC, Blue Steel Capital Corp., Republic Engineered Products Holdings LLC, and N&T Railway Company LLC on Form S-1 of our report dated February 13, 2003 relating to the consolidated balance sheet of Republic Engineered Products Holdings LLC (successor to Blue Bar, L.P.) and subsidiary, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Selected Consolidated and Combined Financial Information" and "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

Cleveland, Ohio
February 13, 2003